Exhibit 10.10

Description of Non-Employee Director Compensation

Section 3.11 of the Company’s Amended and Restated Bylaws grant the Board of Directors authority to fix the compensation of directors. Pursuant to this authority, the Company’s Board of Directors authorized the following compensation for non-employee directors by resolution adopted on June 5, 2013:

(1)	Non-employee directors receive $60,000 per year ($15,000 per quarter) for service on the Board (the “Annual Retainer”);

(2)	The non-executive Chairman of the Board receives $50,000 per year for service in addition to the Annual Retainer;

(3)	The chairman of the Audit Committee receives $15,000 per year for service in addition to the Annual Retainer; and

(4)	Audit committee members receive $1,000 for each audit committee meeting attended.